Exhibit E(2)

MASSMUTUAL INSTITUTIONAL FUNDS

Amendment

dated February 3, 2003 to

Amended and Restated General Distributor’s Agreement

WHEREAS, MassMutual Institutional Funds (the “Trust”) and MML Distributors, LLC (the “General Distributor”) have entered into an Amended and Restated General Distributor’s Agreement (the “Agreement”) dated December 31, 2002;

WHEREAS, Section 13 of the Agreement provides that the Agreement may be amended only in writing and the Trust and the General Distributor wish to amend the Agreement;

NOW, THEREFORE, the Agreement is hereby amended as follows:

The following section is hereby added:

16. Sub-Distributor’s Agreements. The General Distributor may enter into sub-distributor’s agreements with persons  (“Sub-Distributors”) pursuant to which the General Distributor delegates any or all of its functions hereunder to one or more  Sub-Distributors provided that a majority of the Trust’s Board of Trustees, that are not interested persons of the Trust or the General Distributor, approve the agreement. The General Distributor shall pay all compensation of any such Sub-Distributors and will have the right to terminate the services of any Sub-Distributor at any time on no more than 60 days’ notice.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MASSMUTUAL INSTITUTIONAL FUNDS

By:	/s/ THOMAS M. KINZLER

Thomas M. Kinzler Vice President and Secretary

MML DISTRIBUTORS, LLC

By:	/s/ GREGORY M. WILLIAMS

Gregory M. Williams President